Exhibit 99.2

Applied DNA Sciences, Inc.
LineaRx Analyst Day Webinar
December 6, 2018 at 12:00 p.m. Eastern

CORPORATE PARTICIPANTS Clay Shorrock – General Counsel Dr. James Hayward – President and CEO Dr. Michael Hogan – Vice President of Life Sciences Dr. Stephen Hughes – Director of DNA Programs

PRESENTATION

Operator

Good day, everyone, and welcome to the LineaRx Analyst Day Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone, and to withdraw your question, please press star then two. Please note that today’s event is being recorded.

I would now like to turn the conference over to Clay Shorrock, General Counsel. Please go ahead.

Clay Shorrock

Thank you, operator. Good afternoon, everyone, and thank you for joining us for our LineaRx Analyst Day Webinar. With me today from LineaRx are Dr. James Hayward, President and CEO; Dr. Michael Hogan, Vice President of Life Sciences; and Dr. Stephen Hughes, Director of DNA Programs.

The purpose of today’s webinar is to announce preclinical data from LineaRx’s DNA based cancer vaccine collaboration with Evvivax and Takis as well as preclinical data and clinical data from limited human trials undertaken in China, under local regulations which demonstrate the efficacy of a company’s and licensed CAR T [ph] therapy. In addition, we hope to provide the industry and investor audiences with a great understanding of the potentially critical role LineaRx’s platform may have in the future of nucleic acid based therapies. We will open a discussion to a moderated Q&A, following our prepared remarks.

Before we begin, we caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s financial projections, expectations, plans, preclinical and clinical results for [indiscernible] and prospects. These statements are based on judgment and analysis as of the date of this presentation and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements.

These risks and uncertainties associated with the forward-looking statements that may be made in this presentation are described in the safe harbor statement and Tuesday’s press release announcing this presentation to all Applied DNA’s public periodic filings, which include the Form 10-K, filed with the SEC on December 28, 2017, and our subsequently quarterly reports filed on Form 10-Q on February 8, 2018, May 3, 2018, and August 13, 2018, which include discussions in the Risk Factor sections and the sections on forward-looking statements. Investors or potential investors should carefully read and consider these risks.

Applied DNA assumes no obligation to update these forward-looking statements to reflect future events or actual incomes. Further, as Applied DNA has not yet reported its fiscal fourth quarter and full year 2018 financial results, we will not speak to the parent company financial performance as part of this event.

Turning to the agenda for today’s presentation, Dr. James Hayward will give a brief welcome and overview of LineaRx. That will be followed by Dr. Mike Hogan, who will give an overview of the LineaRx technology platform, as well as our work with Evvivax/Takis in DNA based anti-cancer vaccines. That will be followed by Dr. Steve Hughes, who will give an update on our CAR T Therapy, which we have in license from iCell and further gene optimization we are working with on our linear constructs. We will conclude with further remarks from Dr. James Hayward, as well as a moderated Q&A from the listeners.

Now it is my pleasure to introduce our first speaker for today’s call, Dr. James Hayward.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

Dr. James Hayward

Thank you very much, Clay. Welcome to everyone on the call. LineaRx is a private, wholly-owned subsidiary, owned by the shareholders of our public entity, Applied DNA Sciences. Linea is from the Latin that translates as line or thread, while Rx is from the Latin word for recipe. Rx, as the symbol we know in medicine, is also thought to have derived from the Eye of Horus, an ancient Egyptian symbol associated with healing. In modern times of course, Rx stands for prescription. So LineaRx is a fitting description for the developmental biotherapies derived from linear DNA, which is the platform of LineaRx—a platform we believe will prove of value to all gene and cell therapies.

What further discriminates LineaRx from Applied DNA Sciences is that the latter is a commercial enterprise focused on commercial industries. As indicated in this titled slide, and as you will view throughout our presentation, we believe that our therapeutic linear DNA approach will yield more transcripts and protein per molecule of DNA that survive longer and that the DNA will itself replicate for a number of generations, obviating the need for expansion of CAR T cells ex vivo. In combination, we believe this approach could alter many gene therapies, especially, CAR therapy, for the better.

The platform shared by Applied DNA and LineaRx is the large-scale production of linear DNA by polymerase chain reaction, or PCR. In the case of Applied DNA, we use this platform to make smaller DNA molecules, or amplicons, which by design have no capability for biological function. Instead, these small amplicons are just symbols, or carriers of content, like binary code. We can use them as molecular tags to track origins or provenance, or to symbolize [audio disruption] or ethical sourcings, or other value adding qualities that are difficult to test or to ascertain.

We have used molecular tagging to illuminate and bring compliance to complex supply chains, such as cotton, leather, pharmaceuticals or recycled plastics. Along the way, we tamed large scale PCR, and we taught it many new tricks and began to produce products from PCR that take special skills to accomplish, like genes or synthetic genes. We have accumulated a tremendous volume of trade skill to get here. We believe strongly that we have established new and valuable intellectual property. We are now using those skills to service the needs of clients developing nucleic acid based drugs, and today we will describe to you two of our own, both being developed to fight cancer.

The first development is the potential cancer vaccine for humans and animals. The second is in a category that is called adoptive cell therapy, dubbed by some as a living drug, where a special immune cell is genetically modified by DNA. In our case, the DNA produced by our PCR methods, to produce a new protein called a chimeric antigen receptor, or CAR. CAR T cells are a therapy unimaginable only a few years ago, but these cells are producing remarkable results in cancer patients and changing forever the prognosis that some cancers bring. We are now developing a PCR device that we hope to place in hospitals to speed CAR therapy and other nucleic acid therapies and to enable their personalization.

This is an image of our earliest device to produce linear DNA. These machines can be centrally located for uninterrupted production or dispersed to hospitals for patient-by-patient use. One of the greatest values of our approach is that it does not require insertion of our DNA into a patient’s genomes. We do not need viruses for DNA delivery to cells. So there is no permanent modification to the patient. The delivered genes are only transiently expressed and then gradually removed by the cell in in the same ways that cells are always cleaning and manufacturing their genomes.

We are developing our devices for CGMP production, which are the conditions required to manufacture drugs so that they can be placed in qualified hospitals, hopefully to produce therapies for patients onsite. As we continue our development programs for our own therapeutics, we are helping to pay for their development with an active and growing business, assisting other companies to discover the value of linear DNA by providing contract research and manufacturing services.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

Now as we have explained in our recent press releases on our website, most companies that require DNA in quantities more than the minute levels available from bench top PCR acquire their DNA by fermenting bacteria. Inside these bacteria is an extra bit of non-chromosomal DNA, and like the bacterial chromosome, it exists as a circle. It’s known as a plasmid and is about one one-thousandth the size of the bacterial genome. In order to manufacture a target amplicon or gene, the DNA has to be engineered into the circular plasmid, where it can occupy about 30% of the nucleotide based [indiscernible]. The plasmid is taken up by the bacteria and then grown to scale in large fermenters. Then the bacteria containing the plasmids have to be isolated and the target DNA gradually extracted.

Now, of course, that means avoiding any of the toxins that are common in bacteria and avoiding all the thousands of biochemicals that comprise bacteria and separating your target DNA from a much greater reservoir of other DNA and doing so without contamination. The contaminants can provoke inflammatory responses, such as cytokine release syndrome, and yield other unintended consequences.

In contrast, the linear DNA we manufacture by our patented large scale PCR starts with a simple and well defined biochemical reaction mix of the four nucleotides and short primers that become part of the target DNA, a very small amount of template DNA, and a very small amount of the enzyme polymerase. By the time the reaction is over, separating the target DNA from any residual reaction mix is a simple process, and PCR is much faster and contained than plasmid production.

It is these advantages and the opportunity for automation and control that allow us to make our PCR devices that can be placed freestanding in any CGMP environment, actually at the point of care and networked and learning from artificial intelligence. We believe that this process may be safer and more flexible, leading to a new and improved nucleic acid field of medicines.

Now you will hear about our own preclinical pipeline from Dr. Mike Hogan, who will discuss our cancer vaccine developed with Evvivax, an animal vaccine’s company, and Takis, their human vaccine sister company. The vaccine targets a protein called telomerase, a constitutive enzyme that is over expressed in more than 85% of human cancers, making it a great potential candidate as co-therapy in many cancer protocols. You’ll also hear from Dr. Stephen Hughes, who heads our DNA program, about our plans for an exciting CAR T therapy for acute lymphocytic leukemia. This is an opportunity to reveal our possible role in many CAR therapies and other cell and gene therapies.

Now, it’s my pleasure to introduce Dr. Mike Hogan. Dr. Hogan is an extremely well respected scientist in both academic and industrial circles, especially as they relate to the physical chemistry of nucleic acids. An expert on PCR and on the formulation of nucleic acids, Mike did his bachelors at Dartmouth. His Ph.D. at Yale and he was a Damon Runyon Cancer Fellow at Stanford. He was a professor at Baylor College of Medicine and an Assistant Professor at Princeton. Our shareholders and colleagues are fortunate to be working with him. Mike?

Dr. Mike Hogan

Jim, thank you very much. What I want to go over is some of the details in terms of the dream that drives LineaRx. As Jim had mentioned, we are much involved in developing automation IT to drive this idea of deploying on demand linear DNA fabrication even at the point of care. What I would like to focus on is the design of the content, the trajectory by which we develop, we take leads which come from other sources, and then develop them into our LineaRx lead compounds.

The scale of process and design is pretty much relatively constant, and is the basis for both the DNA vaccine model that I will discuss and the CAR T model that Stephen Hughes will discuss. We begin with a lead, generally licensed from a partner, the telomerase vaccine in the context of the cancer vaccine from Evvivax and the CAR T licensed in from iCell with respect to that.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

The first step in the process is to take those constructs, physical constructs, these are generally plasmid vectors, as is in the case of the DNA vaccine from Evvivax, or a retrovirus, as is the case in the construct from iCell. The first step from our end is to abstract the active DNA content of those, remove the rather large excess of what we consider to be superfluous material that really is only included to support, let’s say, plasmid growth in a bacteria, the function and the expression of a virus in the human cell and get down to the core of it all.

Our PCR technology allows us to manufacture these relatively short active agents within these lead constructs in math and with chemical modification which is, I think, rather unique. Plasmids can’t be generally made with chemical modification, nor can viruses, which allows us to begin to think about this whole process as an exercise in pharmaceutical chemistry rather than biology.

We then take the best of what is already known, and hopefully will push the ball forward a bit in terms of expanding current understanding of DNA formulation suitable for either the vaccine or the CAR T applications, and then once it’s done prepare those formulated DNAs for cell and animal testing. The key focus, though is the trajectory that I’m going to describe is not only applicable for the two projects we’re currently involved in, that is the cancer vaccine with Evvivax and the CAR T with iCell, but serves as a model for how we handle all subsequent morphing of the lead content into the LRX format.

What’s interesting is that I’ve been involved in the area of DNA therapeutics for some time, in particular, in the ‘90s and early 2000s, there was a great deal of work done with respect to antisense and antigene DNA therapeutics, these being done with relatively short chemically synthesized oligonucleotides. On the other hand, the current interest in CAR T and most DNA vaccines is based upon the use of plasmids or viruses that are produced in cells and in a sense are a type of biologic.

We’re in between that, it’s interesting, in that we position ourselves in the space between those two domains. Our gene side, or DNA fragments, the LRX constructs, are not made in cells, they are made biochemically by robots, and in a sense they’re similar to oligonucleotide therapy in a sense that this has nothing to do with biology in terms of the way things are made. But unlike oligonucleotide therapy, which generally are just small molecule inhibitors, they’re ligands which affect the expression of genes or the expression of protein from R&A, our constructs actually are gene sized or contain segments of genes, so they are functional synthetic pharmaceutical agents, which in a sense positions us as quite distinct from the others.

A lot of what we do is leveraging the substantial amount of nucleic acid chemistry and formulation from our predecessors from the area of antisense and so on that is optimized linear DNA delivery into cells using methods that are appropriate for that purpose, EP referring to electroporation, SP relating to soluporation, CPP referring to cell penetrating peptides, optimizing chemically and physically DNA penetration into the nucleus once that happens, and then finally stabilizing the DNA thereafter. And what is now possible, and we’ll discuss briefly the possibility of introducing the ability for limited short-duration linear DNA replication once in the cell.

With respect to the first step, which is seminal, the idea of introducing the DNA into the cell. Just to provide an overview for what we’ll discuss briefly, electroporation is a means of permeabilizing cells so that DNA may be introduced, and we’ll be describing that as the basis for the DNA vaccine studies which I’ll describe, both that electroporation and chemical permeabilization are in progress with respect to the CAR T studies that Dr. Hughes will describe.

Most importantly, and this is really quite crucial, one of the things that works to our advantage is that because we extract relatively small segments of gene function out of this very large plasmids and viruses, they are much smaller than either of the two, and the physics which is well known of how DNA might enter cells is greatly favored by that small size. And we hope to take advantage of that.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

Secondly, we now are entering an interesting area formulation science, in the sense that our gene size, but completely synthetic DNAs, now because of the way we make them, have the capacity to be chemically modified, both in their ends and internally as part of the large scale PCR process which is generally not possible with plasmids or viruses. That allows us design flexibility which is simply unavailable to the traditional means of DNA therapies, in the sense that we can put things at the ends that makes sense such as peptides that would allow for cell penetration or penetration into the nucleus and we have the ability to formulate the DNA to condense into very orderly structures because the DNAs both small and linear, which is not generally possible elsewhere.

Finally, as a more advanced program, but something that we believe is actually quite feasible, because we can synthesize DNA on demand, it’s quite straightforward to introduce the things such as an origin or replication and even a quite limited kelamere [ph] function or kelamere structure at the ends. Our goal, however, that creates a structure that superficially looks a lot like a chromosome, but we don’t tend to think of them as such. Our goal is not to generate structures that would stably persist in cells indefinitely. Our goal is to generate structures which can engage in auto replication in cells, but only for a very small number of cell cycles, thereby allowing for controlled persistence for a short period of time, but at a stability that would allow the constructs to disappear at a rate that we determine.

This will be discussed later when Dr. Hughes speaks. This ability to allow for replication of the DNA that we introduce for a small number of cell cycles could end up being enabling in particular with respect to CAR T.

On the next slide we describe the beginning of this DNA vaccine project, summarizing a great deal of data as one slide. What we’ve shown here is that we have engaged in the trajectory that I just described and produced linear DNA constructs of two types, one being the telomerase vaccine itself, and the second being a corresponding tracer which harbors the gene for luciferase, the same enzyme that produces photons in a firefly. The idea being that we can use the luciferase as a quick screening tool to monitor the efficiency and the durability of the expression of our constructs in anticipation of showing the efficacy of the vaccine itself.

The first slide simply shows that in cell culture our designs work nicely and we produce a substantial amount of measured luciferase gene expression in the cells. The amount seen is down by two or three fold relative to that of a corresponding plasmid, but as you’ll see, as we move into living animal studies, that differential begins to disappear relatively quickly.

The next slide is the first of three, where in fact we’re actually showing really seminal data, where we’re observing in vivo expression of our designed linear DNA constructs. The first we’re monitoring luciferase still in these mice after 24 hours after initial injection into the mice by essentially a syringe which does electroporation, and as you can see all of the mice are showing substantial amounts of expression as imaged directly in the living animal. Those little red circles are actually the emanation of photons out of the mice. Stephen will show data of that kind for CAR T later.

Forty-eight hours and we continue to see photons, that his luciferase, expression in these living animals. From the bar graphs underneath them what you can see is that in fact, the persistence is in fact equilibrating to that of plasmid which is demonstrating, that in fact, we can get over 48 hours, substantial amounts of continuing expression of our designed linear DNA constructs in living animals. By a week, everything is beginning to dissipate as we expected it to. We view that as being a plus. Our goal over time is not to modify the genome of these mice, but basically to introduce genes so that they would be expressed in a robust way over several days.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

Now, the next slide I think is really the most crucial attribute of the whole series. That is slide 19 where in fact we’re now looking for the first time at the expression of the vaccine itself in the same animals. What has been done is exactly the same experiment that was described previously. We have gone through this trajectory of design taking plasmids which had been previously expressing the telomerase vaccine gene elements and have converted them into our linear DNA format, have injected them into the mice and are following the serology in those living mice of the cytokine response to this vaccine over the course of several weeks.

The take home message from all of this is that, number one, the response that is induced by the linear DNA construct in these living animals is a robust cytokine response in the absolute and, generally speaking, equivalent to at least or perhaps a bit larger than the vaccination response in the lead compound that we obtained from Evvivax. So we have leapfrogged relatively quickly into a regime where we can induce expression and subsequent biochemical responses in living animals that are durable over the course of several weeks.

That timeframe is important because as Dr. Hughes will describe very quickly, in the course of monitoring the effect of CAR T in both in vitro and in animals and in human beings, the goal is to obtain expression of that different sort of construct in vivo over the course of several weeks. Though early days it looks as though in our animal studies with the DNA vaccine, we’ve already achieved this kind of durable response, which we believe serves as a very useful first step in the process.

With that, I’m going to simply sum up the conclusion that from these sort of seminal studies with the DNA vaccine we’ve been able to prove the point of morphing, so to speak, the content derived from a plasmid DNA into our linear DNA constructs is shown to be effective in terms of being expressed in both cells and also in living mouse model with a level of response that is in fact comparable to that of a relatively highly engineered plasmid based DNA construct.

The next steps in the whole process is that based on collaboration with our partners at Evvivax, we’re now in the process of initiating the studies to observe the efficacy of the vaccine per se with respect to the ability to shrink melanoma in a mouse model. And because of the expertise of our collaborators, as soon as we obtain adequate data to demonstrate that they immediately stand ready to initiate transition into the corresponding animal studies, and with their sister company Takis, transition into man once warranted.

With that, I’d like to pass the baton over and introduce Stephen Hughes, who will be talking about CAR T. Stephen has 25 years’ experience in molecular biology, and unlike most molecular biologists, he has an extremely sophisticated knowledge of automation and the ability to drive automation with IT, which for reasons that Jim Hayward has already mentioned, becomes central to the big picture of what we’re involved with, but also allows him to be intimately involved with the biology of the CAR T effect, which he’ll describe now.

Dr. Stephen Hughes

Thank you, Mike. Thank you. And thank you for discussing the operation of our linear DNA expression constructs and how we intend to use those for the CAR T that we’ve licensed in from ISA. We have a novel second generation CAR T construct that’s directed against acute lymphocytic leukemia. LineaRx has licensed this in and we are using this construct after successful use in virally transduced use and patient therapy. This virally transduced anti CD 19 B CAR T plasmid therapy has been in clinical trials in China at six months after single low dose treatment, three patients are in remission.

LineaRx exclusively has the license for use in North America for our non-plasmid, non-virus, high expression amplicon and its applications. The system is under development and will be transfected into patients in T cells using this linear DNA format and produced in a hospital setting. Transfection will be by electroporation, by soluporation and cell penetrating peptide, as Mike eloquently has discussed earlier as a mode to deliver that DNA into the patient’s T cells.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

The linear CAR T in figure slide 23, we compare the linear CAR process to the viral plasmid CAR process. As you can see on the right side, the plasmid CAR process is complicated, it has three plasmids that need to be co-transected into EK 293 [ph] cells, involves multiple steps, and a complicated regulatory pathway. Once those variants are produced, they are used to transduce T cells that are apheresed from the patient’s blood. If you compare that process to the linear CAR process, you can see that just the linear amplicon is used to transfect those same types of apheresed T cells. We use electroporation to get the DNA into the cells and then the cells are brought back into the patient’s blood by IV.

On slide 24, it’s anticipated that the reduction in steps makes it possible to make therapies at the hospital. The reduction in steps make it possible to put the CGMP process in a small footprint and automate it. This simplified process makes it possible to combine the equipment approval with the therapy approval for shortened time to market. Having remote therapy production allows for newer therapies in other parts of the globe and to be shared by and optimized by AI-driven algorithms. And having a production unit remotely allows new therapies to be sent from one working therapy site to another location that has the same kinds of patients.

Our anticipated days to therapy, as seen in slide 25, we can drastically reduce the amount of time that the therapy can be produced versus the retrovirally produced process which is on the order of a month. A shortened time to therapy increases the chances of patient survival. The shortened time to produce therapeutic dose will allow for ultra-personal therapies in the future, making it possible to address the epitope changes and the drift in relapse tumors that are seen. This additionally will allow the ability to look at patients that don’t respond to the common antigen in making therapies very quickly.

Slide 26, the structure of the iCell deal, the structure allows for the CAR construct against acute lymphocytic leukemia from iCell to be used in the linear fashion at LineaRx. iCell’s leader in CAR and compound CAR design is led by Dr. Yupo Ma, he’s the founder and chairman of iCell. He’s an expert in pathology and metapathology. He has a large presence in China and in the US, with CGMP facilities in both areas for production of virus. We intend to use the construct from that successful retroviral therapy through a licensing collaboration and research service agreement. It’s exclusive in North America for licensing the CD 19 open reading frame for non-viral applications for LineaRx. The CD 19 is going to be produced by PCR process and into a linear format and we hope ISO will be engaged to run our preclinical studies using these linear constructs.

In slide 27, we can see that the diagram and illustration of the CD 19 CAR, its construct is an example of a highly effective second generation CAR open reading frame. The advantage is that this highly effective engager, this SCFV region which comes from a mouse monoclonal has a very novel use of a TM and hinder [ph] regions from CD 8 open reading frame in combination with this effective engager for CD 19 and that there is a novel co-activation domain using part of human 41-BB and human CD-3 Zeta domains.

The way that CAR construct interacts with CD 19 is outlined in slide 28. The success of this CAR construct is seen at the level of the porforin and granzyme release. There’s finesse at release and the success is in using low dose of CAR therapy in combination with a high strength engager and allows for T cell survival after the B cells are depleted. Many B cells can be taken out by one CAR.

In slide 29, we are looking at how many T cells have been transfected, and in this process if you look at these facts data, expression was measured by facts. Looking at T cells with the CD 19 B CAR T construct against the viral sham and we can see that there is a population about 30% that are expressing the CAR T from that patient’s blood sample. Those CAR T cells would have been engineered, combined CD 19 on the target of the tumor cells, the antigen on the tumor cells, and the pharmacological effect of this will be mediated by the CD 3 Zeta and 41-BB coactivation domain.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

On slide 30, we can see that the CD 19 CAR T cells are potentially lysing CD 19 plus SP 53 cells that have the CD 19 epitope. These studies are in vitro, you can see from the slide that on the right we have the SP 53 cells alone. We have a control virus on the left which has no CAR construct and in the center, in the middle, we show two doses of the CAR construct that has the CD 19 engager and at the higher dose we can see removal of the CD 19 tumor cells. SP 53 is a permanent mantle lymphoma type cell and we can see that at the higher dose we get almost complete removal of tumor cells.

In slide 31, an additional tumor cell, a JeKo-1 cell, which is another permanent mantle lymphoma cell, also looked at in vitro, these CD 19 patient CAR cells were incubated with those cells. They were incubated for 24 hours at 37 degrees. They were stained with CD 3 fluorescent antibody and with an antibody directed to CD 19, and on the side you see the JeKo-1 cells alone on the right. On the left side we have the mock transfected retroviral cells and that the retroviral cells that have the CAR construct in the center are removing the tumor burden successfully at the 5 to 1 ratio and there’s a little bit remaining in the 2 to 1, so the 5 to 1 is effective at removing tumor or burden.

On slide 32, which is a very important slide, which shows incubation of patient CAR T cells with a patient’s B cell acute lymphocytic leukemia cells, the patient two his cells, that population is seen in the right, in the control. The facts also picked up the mock retroviral control where there’s no CAR T present you can see that the patient two’s tumor cells survive, but in the main part of the experiment where the CAR construct is being expressed in the patient’s T cells and incubated with the patient’s acute lymphocytic leukemia cells, that they are depleted in the middle portion of that figure. This is very important. This is showing how effective the open reading frame for this CAR is when expressed in T cells at being a very effective CAR T at removing any kind of CD 19 containing B cell tumor.

In looking at in vivo data, looking at dorsal view of mice that have been treated with CAR T cells that contain the open reading frame for the CD 19 B CAR, these mice at day one are delivered a dose of 500,000 REH cells, that is a REH cells are an acute lymphocytic leukemia cell line that express CD 19 and luciferase. So if you look at the control mice you can see that when they’re [audio disruption] a 500,000 REH cells you can see the luminosity in the mouse body at times there. There’s an in vivo imaging system that’s being used to monitor that luminosity and in the control the tumor increases from day three to day 22. The therapy is delivered at day 3, the number of cells in that T cell that contains the CAR construct are at 7.5 million cells. In the mock transfected, we can see that the tumor increases in the sample with the CAR construct the tumor burden is removed.

If we go to slide 34, those mice are turned over and we see the ventral view, giving a good idea of the large amount of tumor burden that is removed in those mice. To get a dose response, we go to slide 35. Slide 35 shows that high-end dose on the right side with the mice that got the CAR T therapy, so this in vivo imaging system is looking at the control mice on the left, the CAR T containing mice on the right and in a dose-dependent manner, you can see that even the one million cell dose is capable of removing the tumor burden in the mouse.

If we go to the patient studies which start with patient one on slide 36, we can see that patient one failed eight stages of chemo. He had a relapse. After that relapse, he was conditioned with fludarabine and cyclophosphamide. There was a delivery of CAR T, the therapeutic T cells were delivered at 200,000 per kilogram in that patient and we saw there was no CRS cytokine release syndrome and there was tumor clearance, or almost complete tumor clearance at day 30. So the therapy saved that patient’s life.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

On slide 37, patient number two, failed seven lines of chemo. There was a large relapse, a blast measurement at 71% after that, so he failed chemo, he was conditioned with fludarabine and cyclophosphamide and was then given the CAR T at 100,000 cells per kilogram, a very low dose compared to other retroviral therapies on the market. He had no CRS response and showed that there was no disease present following that treatment at 21 days. So one and two effectively were treated with little or no cytokine release syndrome after failing chemo.

In slide 38, patient three, who had acute lymphocytic leukemia, as well, failed three lines of chemo, relapsed very strongly and was also conditioned with fludarabine and cyclophosphamide and then given CAR T therapy at 150,000 cells per kilogram, and showed a very minimal CRS response and showed removal or clearance of tumor. So patients one, two, and three were effectively treated with the CAR construct that we now license and are intending to put into a linear construct and repeat that in North America. We have underway a CD 19 V CAR that has been produced and we are looking to work with iCell in a preclinical setting similar to experiments they’ve done previously on the retro viral route.

On slide 39, in looking at the results of the patient’s clinical study, it’s clear that the dose is one-tenth to one-twentieth of that of the available approved CAR T that are on the market. It is clear that this low dose, there’s very little cytokine release syndrome. It is highly likely with the data from the in vivo and in vitro testing combined with the patient clinical data and with our expressions results from the vaccine data that Mike talked about earlier that this CAR T should have a great deal of success.

On slide 40, we believe our target price will be $50,000 per dose. That’s much less than the available CAR retroviral routes which can be as much as $450,000 per dose.

With that, I’d like to turn it back for our concluding remarks from our CEO, Jim Hayward.

Dr. James Hayward

Great, thank you so much, Steve. I hope you find the sequence of data as compelling and as exciting as we do. The demonstration of effective transfection of linear DNA that we saw in our vaccine collaboration we hope will continue through our collaboration on CAR T. We believe that our linear DNA platform will be faster, cleaner, potentially safer and significantly less expensive than current approaches. Our compact and intelligent design on the development will allow CMGP environments in very small spaces and consequently on site operation guided by remote artificial intelligence.

Electroporation of the vaccine in preclinical studies demonstrated that linear DNA is functional in cells, both in vitro and in a mouse model. The continued development of the telomerase linear DNA vaccine could reach clinical trial via Evvivax and Takis in a standalone therapy or as a co-therapy for many cancers. The initial launch in veterinary applications could speed development for the applications in humans.

Our preclinical studies to date, show our in licensed anti CD 19 B CAR therapy to be a remarkably effective therapy in vitro and in vivo when delivered even in plasmid and in a retro viral framework. Complete lymphoma remission in humans is accomplished with a low dose of anti CD 19 CAR T cells with little or no evidence of cytokine release syndrome in three out of three of the enrolled patients. Now, from that, we predict switching to a high expression virus and plasmid free linear DNA system will improve the therapeutic index, decrease the therapeutic cycle down to a very short timeframe, perhaps as little as one day and enable serial treatment if necessary. Enable the treatment of personalized epitopes and drastically reduce costs enabling a much broader access to the treatment.

We are developing a self-transducing episomally replicating high expression linear amplicon for our hospital-based equipment platform for CAR therapy. We believe that our therapeutic linear DNA approach will yield more transcripts per molecule of DNA that survive longer and that the DNA will self-replicate for a number of generations, obviating the need for expansion of CAR T cells ex vivo, an important prediction. We believe our linear CAR platform will be able to target neo antigens and the epigenetic changes that sometimes lead to epitope drift during CAR treatment and to therapy failure. We can envision a network of hospitals deploying the linear DNA production system during clinical trials and for commercial supply.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

With that this concludes our preliminary statements. We’d like to thank you very much for your participation. We’re most anxious to take your questions as of this point. Thank you.

QUESTIONS AND ANSWERS

Operator

We will now begin the question and answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star then two. At this time, we will pause for a moment to assemble our roster.

Today’s first questioner will be Jason McCarthy with Maxim Group. Please go ahead.

Jason McCarthy

Hey guys, thanks for the taking the question. So relating to the linear CAR T which we find quite intriguing, have you done any studies to characterize or define the persistence of the linear PCR relative to your typical viral vector?

Dr. James Hayward

This is Jim, and any of my colleagues are welcome to jump in afterwards. Remember the viral vector typically leads to genomic insertion. The hope always is that that genomic insertion takes place at the intended location within the genome but that is not always the case. We have already seen in one study that was published in Nature Medicine that one has to be very careful that the viral transduction does not take place in any of the B cells. That said, we know from the simple experiment in both in vitro and in vivo that the expression of linear DNA without any special efforts to extend the life through a number of cell divisions will only last about a week or so before it begins to decay, but we have methods now that we have patented that will allow for extended survival without integrating into the genome and that is self-replicating through a number of divisions really as a function of the size of the telomere. So it is to a degree, a tunable effect. Only further experiments will prove exactly how tunable that turns out to be in different cell lines.

Jason McCarthy

Thank you. Then on to the PCR set up itself, the machine, how do you see on site set up taking place and then can you clarify, where you anticipate the revenue to be generated? Would it be through sale or lease of machines or primarily through the CAR T product itself? Then as a follow up to that, who would be carrying out the PCR in CAR T production? Would it be a hospital employee or would it be someone from your CRO? Essentially, how would you be ensuring consistency between different hospitals as this may be a concern for regulators?

Dr. Mike Hogan

That’s an interesting question, with our experience in running equipment remotely in our DNA tagging business we’re quite well suited to run equipment in remote situations. In the hospital it would be good to have a GMP system in place that’s simple to use but, yes, we would probably operate that remotely and the idea would be we could send therapies from an AI-driven server which would contain a collection of therapies that are approved. I think our process would be something along the lines of using the device in an approved setting by FDA. There would be retains that would be taken through the DNA and for the cells that were generated that would go into the patients and that approved machine would increase the speed to market with the approved therapies that would be placed on it.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern

Jason McCarthy

Okay, thank you. Then just one last one. Could you discuss some of the benefits in terms of cost and potentially even clinical outcomes of next day CAR T administration versus competitors which can take as long as a month? Then, what are the primary factors that you believe are going to be driving the cost down of Lin CD 19 to around $50K versus the competitors which can be as much as nine times that?

Dr. James Hayward

Well, of course, we’ll have to get closer to the market and through clinical trials before we can really circle those numbers with a tighter circle and be a little more sure of where they end up, but if you consider the simplicity and the number of operating steps and that has an impact to a degree on the simplicity of number of QC steps. If you consider the time taken by those extra steps that we will not require, evidence is so far that we may not require cellular expansion ex vivo that is a process that can take ten days to as much as fifteen. So there are a number of steps throughout where we see savings in time and it actually makes sense in that scenario to actually have an onsite device that’s capable of processing patient after patient.

Jason McCarthy

Alright, thank you very much for taking my questions. That’s all from me.

Dr. James Hayward

Thanks for your question.

Operator

As a reminder to everyone, it is star then one if you would like to ask a question.

Okay, there look to be no further questions at this time. This will conclude our question and answer session.

I would now like to turn the conference back over to the CEO, Jim Hayward for any closing remarks.

CONCLUSION

Dr. James Hayward

Thank you very much. Thank you all for listening and we are in the fortunate position of owning a very powerful platform with broad and compelling applications in both regulated and non-regulated industries. In our experience bases in PCRs amongst the high strongest in the world, we believe. We’ve learned how to efficiently produce small amplicons for supply chains in large commercial eco systems. Today we introduced large functional gene sized amplicons for a broad range of therapeutic applications that we are servicing now in our contract research and contract manufacturing services. The greatest opportunity for LineaRx to add future value is through our own licensed and partnered cancer therapeutics and in other applications in development such as auto immune disease and infection. I hope you can see from our presentation today that we are well poised for the future and agree that our future developments in bio therapeutics are reason to share our optimism.

Thank you very much.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.

Applied DNA Sciences, Inc.

December 6, 2018 at 12:00 p.m. Eastern